Exhibit 5.1

January 5, 2011

Allot Communications Ltd.
22 Hanagar Street
Neve Ne’eman Industrial Zone B
Hod-Hasharon 45240
Israel

Re: Amendment No.1 to Registration Statement on Form F-3

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary of Allot Communications Ltd., an Israeli company (the “Company”). I am furnishing this opinion in connection with the preparation of Amendment No.1 to a registration statement on Form F-3 (File No. 333-171053) (the “Registration Statement”) pursuant to the United States Securities Act of 1933, as amended (the “Act”), to be filed with the United States Securities and Exchange Commission (the “SEC”) on December 9, 2010, as thereafter amended or supplemented. The Registration Statement relates to the proposed offer and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus, of up to a $100,000,000 aggregate amount of ordinary shares, par value NIS 0.10 per share (“Ordinary Shares”), by the Company (the “Company Shares”), warrants to purchase Ordinary Shares (the “Warrants”) and debt securities (the “Debt Securities”). In addition, the Registration Statement relates to the resale from time to time by the selling shareholders of up to 3,332,203 Ordinary Shares (the “Shareholder Shares”).

Each series of Debt Securities will be issued under an indenture, substantially in the form of the exhibit to the Registration Statement (the “Indenture”) between the Company and a trustee named in the applicable Prospectus Supplement.

I have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. With respect to the accuracy of material factual matters relevant to my opinion, I have relied exclusively, without any independent investigation or verification, upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof. In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as photostatic or certified copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that insofar as Israeli law is concerned:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Israel.

2.
When the issuance of the Company Shares has been duly authorized by appropriate corporate action, and the Company Shares have been duly issued, sold and delivered in accordance with the applicable definitive purchase agreement or other similar agreement approved by, or on behalf of, the Company’s Board of Directors, the Company Shares will be legally issued, fully paid and nonassessable.

3.
When the issuance of the Warrants has been duly authorized by appropriate corporate action, and the Warrants have been duly executed and delivered against payment therefore, pursuant to a warrant agreement or agreements duly authorized, executed and delivered by the Company and a warrant agent, the Warrants will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.
When the issuance of the Ordinary Shares issuable upon the exercise of any Warrants has been duly authorized by appropriate corporate action, and the Ordinary Shares have been duly issued, and the Company has received any additional consideration which is payable upon the exercise of the Warrants, the Ordinary Shares will be legally issued, fully paid and nonassessable.

5.
When the issuance of the Debt Securities has been duly authorized by appropriate corporate action, and the Debt Securities have been duly issued, sold and delivered in accordance with the applicable definitive purchase agreement or other similar agreement, and are otherwise in accordance with the provisions of the applicable Indenture, in each case, approved by, or on behalf of, the Company’s Board of Directors, the Debt Securities will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles

6.	The Shareholder Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

I do not express or purport to express any opinions with respect to laws other than the laws of the State of Israel as the same are in force on the date hereof. Further, this opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is effective only as of its date and I disclaim any obligation to advise of any subsequent change of law or fact.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours, /s/ Doron Faibish Doron Faibish, Adv.